Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Monday, February 9, 2009	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FOURTH QUARTER RESULTS
Full Year Sales and Earnings per Share Hit Record Levels
     DULUTH, GA — February 9 — AGCO, Your Agriculture Company (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, reported fourth quarter net sales of approximately $2.2 billion and record net income of $1.08 per share for the fourth quarter of 2008. Adjusted net income, which excludes restructuring and other infrequent expenses (income), was also $1.08 per share for the fourth quarter of 2008. These results compare to reported and adjusted net income of $0.82 per share for the fourth quarter of 2007. Net sales for the fourth quarter of 2008 were flat compared to 2007. Excluding unfavorable currency translation impacts of approximately $274.9 million, net sales in the fourth quarter of 2008 increased approximately 12.0% compared to the same period in 2007.
     For the full year of 2008, reported and adjusted net income were $4.09 per share compared to reported net income of $2.55 per share and adjusted net income of $2.52 per share in 2007. Net sales for the full year of 2008 increased approximately 23.4% to $8.4 billion from $6.8 billion in 2007. Excluding favorable currency translation impacts of approximately $247.9 million, full year 2008 net sales increased approximately 19.8% compared to 2007.
     “We finished the year on a strong note, posting record earnings for both the fourth quarter and full year,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Strong industry retail sales and improved operating margins produced higher operating income in the fourth quarter of 2008 compared to the same period last year. Our North American segment showed significant improvement, reporting positive operating income for both the fourth quarter and full year. Strong sales in the row crop segment and increased profitability in our sprayer business contributed to improved performance in North America.”
     “Our positive view of long-term global grain demand has not changed despite the current financial crisis,” Mr. Richenhagen continued. “While farm fundamentals remain positive, the farm equipment industry is not immune to the global economic downturn. Tighter financial and credit conditions are expected to negatively impact demand, particularly in markets such as Eastern Europe, Russia and South America. We believe that our strong financial position will allow us to continue to focus our attention on operational improvements and our long-term initiatives. In addition, AGCO Finance, our joint venture with Rabobank, continues to be ready to support our customers’ current and future retail financing needs.”

Fourth Quarter and Year-to-Date Results
     Net sales were $2,157.2 million for the fourth quarter of 2008, compared to $2,171.1 million for the fourth quarter of 2007. For the full year of 2008, net sales were $8,424.6 million, an increase of approximately 23.4% as compared to $6,828.1 million in net sales for the full year of 2007. Strong demand from the professional farming sector produced sales growth in the fourth quarter of 2008 in North America of approximately 17.1% compared to the fourth quarter of 2007, excluding unfavorable currency translation impacts of approximately $30.0 million. Net sales in the fourth quarter of 2008 in the Europe/Africa/Middle East (EAME) region increased approximately 9.2% when compared to the fourth quarter of 2007, excluding unfavorable currency translation impacts of approximately $154.1 million, with strong growth achieved particularly in France and Central Europe. Continued favorable industry demand in Brazil during the fourth quarter of 2008 drove a net sales increase of approximately 18.5% in the South American region, excluding unfavorable currency translation impacts of approximately $79.4 million, compared to the same period in 2007. Net sales in AGCO’s Asia/Pacific region decreased approximately 4.4% during the fourth quarter of 2008 compared to the same period in 2007, excluding unfavorable currency translation impacts of approximately $11.4 million, due primarily to product availability.
     Income from operations for the fourth quarter of 2008 increased approximately $11.8 million compared to the same period in 2007. Improved mix, price increases and cost control initiatives were partially offset by increased material costs during the quarter. For the full year of 2008, income from operations increased approximately $170.2 million compared to 2007. The improvement resulted from the increase in sales volumes and higher operating margins. Unit production of tractors and combines for the fourth quarter and full year of 2008 was approximately 15% and 18%, respectively, above comparable 2007 levels.
     AGCO’s EAME region reported a decline of approximately $1.7 million in income from operations for the fourth quarter of 2008 compared to the same period in 2007. Unfavorable currency translation impacts offset both growth in key markets as well as stable operating margins. For the full year of 2008, income from operations increased approximately $119.1 million compared to 2007 due to higher sales volumes, favorable currency translation impacts and improved margins.
     AGCO’s South American region reported an increase in income from operations of approximately $1.9 million in the fourth quarter of 2008 compared to the same period in 2007. Sales growth in Brazil and improved margins were substantially offset by the unfavorable impact of currency translation. For the full year of 2008, income from operations for the South American region increased approximately $32.9 million compared to 2007. Operating income in the South American region benefited in the full year of 2008 from higher sales volumes and favorable currency translation impacts.
     Results in AGCO’s North American region benefited from strong industry demand for large farm equipment, a strengthening distribution network and operating efficiencies. In the fourth quarter of 2008, income from operations grew approximately $21.1 million compared to the same period in 2007. Income from operations improved by approximately $44.3 million for the full year of 2008 compared to the same period in 2007.

     Income from operations in the Asia/Pacific region decreased approximately $5.0 million in the fourth quarter of 2008 compared to the same period in 2007, due to a decrease in sales. For the full year of 2008, income from operations increased approximately $8.4 million compared to the same period in 2007, driven by growth in the Australian and New Zealand markets.
Regional Market Results
     North America — Industry unit retail sales of tractors for the full year of 2008 decreased approximately 7% over the comparable prior year period. Industry unit retail sales of tractors over 100 horsepower increased compared to the prior year, while industry unit retail sales of tractors under 100 horsepower declined compared to the prior year. Industry unit retail sales of combines for the full year of 2008 increased approximately 22% from 2007. AGCO’s unit retail sales of tractors were down in the full year of 2008 due to decreases in tractor sales under 100 horsepower, partially offset by strong unit retail sales growth of tractors over 100 horsepower. AGCO’s unit sales of combines for the full year of 2008 were higher compared to 2007. In the fourth quarter of 2008, industry unit retail sales of tractors were down approximately 13% and industry unit retail sales of combines grew approximately 14% compared to the same period in 2007.
     Europe — Industry unit retail sales of tractors for the full year of 2008 increased approximately 7% compared to the prior year period. Retail demand improved in France, Germany, Central and Eastern Europe and Russia, and declined in Spain, Finland and Scandinavia. AGCO’s unit retail sales of tractors for the full year of 2008 were higher when compared to the prior year. Industry unit retail sales of tractors for the fourth quarter of 2008 increased approximately 1% compared to the fourth quarter of 2007.
     South America — Industry unit retail sales of tractors increased approximately 30% and industry unit retail sales of combines increased approximately 50% for the full year of 2008 compared to the prior year. AGCO’s South American unit retail sales of tractors and combines also increased in the full year of 2008 compared to 2007. In the fourth quarter of 2008, industry unit retail sales of tractors grew approximately 16% and industry unit retail sales of combines declined approximately 6% compared to the same period in 2007.
     Rest of World Markets — Outside of North America, Europe and South America, AGCO’s net sales for the full year of 2008 increased approximately 10.3% compared to 2007, primarily due to higher sales in Australia and New Zealand.
     “In 2008, we saw good harvests and high levels of farm income in most of the world’s major agricultural markets,” stated Mr. Richenhagen. “Industry demand was very strong due to these healthy fundamentals. As we look ahead into 2009, there is significant uncertainty regarding market demand due to volatile commodity prices, tightness in the credit markets and weaker farmer sentiment resulting from global economic conditions. We remain optimistic about our long-term opportunities in the agriculture industry and their positive impact on our business.”

Outlook
     The outlook for the 2009 farm equipment industry reflects significant uncertainty and softening demand in all major farm equipment markets. After a record 2008, we expect 2009 South American industry volumes to be down significantly due to dry weather conditions and the impact of the tightened credit environment on planted acreage and crop production. European industry volumes are expected to decline moderately in 2009, with stronger declines in the credit challenged markets of Central and Eastern Europe and Russia. In North America, we expect 2009 industry volumes to decline moderately, with lower demand for small tractors reflecting the weakness in the general economy and residential construction. Demand from the professional farming sector in North America is expected to moderate in the second half of the year.
     Reflecting the weaker industry outlook, AGCO’s 2009 net sales are projected to be $7.5 billion to $7.8 billion, including unfavorable currency translation impacts of approximately $800 million to $900 million. AGCO’s earnings are expected to be impacted by lower sales and production volumes and by increased engineering expenses for new product development and Tier 4 emission requirements. For the full year of 2009, AGCO’s earnings per share is expected to range from $3.00 to $3.25. In the first quarter of 2009, earnings per share is expected to be significantly lower than reported for the first quarter of 2008 primarily for the reasons discussed above.
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     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Monday, February 9, 2009. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Calendar of Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, net sales, market conditions, availability of financing, production volumes, product mix, industry demand, general economic conditions, strategic initiatives, currency translation impacts and material cost increases, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended September 30, 2008. AGCO disclaims any obligation to update any forward-looking statements.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	A large portion of the retail sales of our products are financed by AGCO Finance, our retail finance joint venture with Rabobank. Its ability to finance retail sales is dependent upon funding provided by Rabobank. Any difficulty on Rabobank’s part to provide that funding, or any business decision by Rabobank as the controlling member of the joint venture not to fund the business or particular aspects of it (for example, a particular country or region), would adversely impact sales if AGCO Finance was then forced to find other sources of financing (which may be difficult to obtain) or if our customers would be required to utilize other retail financing providers.

•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and declines in the market value of the securities used to fund these obligations results in increased pension expense in future periods.

•	We are subject to fluctuations in raw material prices and availability, which may cause delays in the production of our products or otherwise adversely affect our manufacturing costs.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	Our success depends on the introduction of new products, which require substantial expenditures and may not be well received in the market place.

•	We depend on suppliers for components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our revenues and profitability would decline.

•	In connection with our outstanding indebtedness, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
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About AGCO
AGCO, Your Agriculture Company (NYSE: AG) was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 3,000 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2008, AGCO had net sales of $8.4 billion.
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Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$512.2	$582.4
Restricted cash	33.8	—
Accounts and notes receivable, net	815.6	766.4
Inventories, net	1,389.9	1,134.2
Deferred tax assets	56.6	52.7
Other current assets	197.1	186.0

Total current assets	3,005.2	2,721.7
Property, plant and equipment, net	811.1	753.0
Investment in affiliates	275.1	284.6
Deferred tax assets	29.9	89.1
Other assets	69.6	67.9
Intangible assets, net	176.9	205.7
Goodwill	587.0	665.6

Total assets	$4,954.8	$4,787.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$0.1	$0.2
Convertible senior subordinated notes	—	402.5
Accounts payable	1,027.1	827.1
Accrued expenses	799.8	773.2
Other current liabilities	151.5	80.3

Total current liabilities	1,978.5	2,083.3
Long-term debt, less current portion	682.0	294.1
Pensions and postretirement health care benefits	173.6	150.3
Deferred tax liabilities	108.1	163.6
Other noncurrent liabilities	55.6	53.3

Total liabilities	2,997.8	2,744.6

Stockholders’ Equity:
Common stock	0.9	0.9
Additional paid-in capital	973.2	942.7
Retained earnings	1,419.3	1,020.4
Accumulated other comprehensive (loss) income	(436.4)	79.0

Total stockholders’ equity	1,957.0	2,043.0

Total liabilities and stockholders’ equity	$4,954.8	$4,787.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2008	2007
Net sales	$2,157.2	$2,171.1
Cost of goods sold	1,781.0	1,804.1

Gross profit	376.2	367.0

Selling, general and administrative expenses	185.8	187.5
Engineering expenses	46.3	46.6
Restructuring and other infrequent income	(0.1)	(0.1)
Amortization of intangibles	4.2	4.8

Income from operations	140.0	128.2

Interest expense, net	6.4	6.5
Other expense, net	1.6	14.8

Income before income taxes and equity in net earnings of affiliates	132.0	106.9

Income tax provision	36.6	35.8

Income before equity in net earnings of affiliates	95.4	71.1

Equity in net earnings of affiliates	6.6	10.0

Net income	$102.0	$81.1

Net income per common share:

Basic	$1.11	$0.89

Diluted	$1.08	$0.82

Weighted average number of common and common equivalent shares outstanding:
Basic	91.7	91.6

Diluted	94.2	99.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2008	2007
Net sales	$8,424.6	$6,828.1
Cost of goods sold	6,924.9	5,637.1

Gross profit	1,499.7	1,191.0

Selling, general and administrative expenses	720.9	625.7
Engineering expenses	194.5	154.9
Restructuring and other infrequent expenses (income)	0.2	(2.3)
Amortization of intangibles	19.1	17.9

Income from operations	565.0	394.8

Interest expense, net	19.1	24.1
Other expense, net	20.1	43.4

Income before income taxes and equity in net earnings of affiliates	525.8	327.3

Income tax provision	164.6	111.4

Income before equity in net earnings of affiliates	361.2	215.9

Equity in net earnings of affiliates	38.8	30.4

Net income	$400.0	$246.3

Net income per common share:

Basic	$4.36	$2.69

Diluted	$4.09	$2.55

Weighted average number of common and common equivalent shares outstanding:

Basic	91.7	91.5

Diluted	97.7	96.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$400.0	$246.3

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	127.4	115.6
Deferred debt issuance cost amortization	3.2	4.7
Amortization of intangibles	19.1	17.9
Stock compensation	33.3	25.7
Equity in net earnings of affiliates, net of cash received	(11.0)	(3.5)
Deferred income tax provision	7.3	2.5
Gain on sales of property, plant and equipment	(0.2)	(2.9)
Changes in operating assets and liabilities, net of effects from purchase of business:
Accounts and notes receivable, net	(208.4)	(3.0)
Inventories, net	(374.2)	10.7
Other current and noncurrent assets	(75.6)	(41.4)
Accounts payable	284.4	54.1
Accrued expenses	127.4	86.4
Other current and noncurrent liabilities	(41.4)	(8.8)

Total adjustments	(108.7)	258.0

Net cash provided by operating activities	291.3	504.3

Cash flows from investing activities:
Purchase of property, plant and equipment	(251.3)	(141.4)
Purchase of business, net of cash acquired	—	(17.8)
Proceeds from sales of property, plant and equipment	4.9	6.0
Investments in unconsolidated affiliates	(0.6)	(68.0)
Restricted cash and other	(32.5)	(2.7)

Net cash used in investing activities	(279.5)	(223.9)

Cash flows from financing activities:
Proceeds from (repayments of) debt obligations, net	38.4	(120.7)
Proceeds from issuance of common stock	0.3	8.2
Payment of minimum tax withholdings on stock compensation	(3.2)	—
Payment of debt issuance costs	(1.4)	(0.3)

Net cash provided by (used in) financing activities	34.1	(112.8)

Effect of exchange rate changes on cash and cash equivalents	(116.1)	13.7

(Decrease) increase in cash and cash equivalents	(70.2)	181.3
Cash and cash equivalents, beginning of period	582.4	401.1

Cash and cash equivalents, end of period	$512.2	$582.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     During the three months and year ended December 31, 2008, the Company recorded approximately $11.5 million and $33.5 million, respectively, of stock compensation expense in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). During the three months and year ended December 31, 2007, the Company recorded approximately $15.4 million and $26.0 million, respectively, of stock compensation expense in accordance with SFAS No. 123R. The stock compensation expense was recorded as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Cost of goods sold	$0.8	$0.6	$1.5	$1.0
Selling, general and administrative expenses	10.7	14.8	32.0	25.0

Total stock compensation expense	$11.5	$15.4	$33.5	$26.0

2. INDEBTEDNESS
     Indebtedness at December 31, 2008 and December 31, 2007 consisted of the following:

	December 31,	December 31,
	2008	2007
6 7/8% Senior subordinated notes due 2014	$279.4	$291.8
1 3/4% Convertible senior subordinated notes due 2033	201.3	201.3
1 1/4% Convertible senior subordinated notes due 2036	201.3	201.3
Other long-term debt	0.1	2.5

	682.1	696.9
Less: Current portion of long-term debt	(0.1)	(0.2)
1 3/4% Convertible senior subordinated notes due 2033	—	(201.3)
1 1/4% Convertible senior subordinated notes due 2036	—	(201.3)

Total indebtedness, less current portion	$682.0	$294.1

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2008, the closing sales price of the Company’s common stock did not exceed 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2008, and, therefore, the Company classified both notes as long-term debt. As of December 31, 2007, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of both notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2007, and, therefore, the Company classified both notes as current liabilities. Future classification of the notes between current and long-term debt is dependent on the closing sales price of the Company’s common stock during future quarters.

3. INVENTORIES
     Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is current replacement cost (by purchase or by reproduction dependent on the type of inventory). In cases where market exceeds net realizable value (i.e., estimated selling price less reasonably predictable costs of completion and disposal), inventories are stated at net realizable value. Market is not considered to be less than net realizable value reduced by an allowance for an approximately normal profit margin.
     Inventories at December 31, 2008 and December 31, 2007 were as follows:

	December 31,	December 31,
	2008	2007
Finished goods	$484.9	$391.7
Repair and replacement parts	396.1	361.1
Work in process	130.5	88.3
Raw materials	378.4	293.1

Inventories, net	$1,389.9	$1,134.2

4. ACCOUNTS RECEIVABLE SECURITIZATION
     The Company sells wholesale accounts receivable on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary under its United States and Canadian securitization facilities and through a qualifying special purpose entity in the U.K. under its European securitization facility. Outstanding funding under these facilities totaled approximately $483.2 million at December 31, 2008 and $446.3 million at December 31, 2007. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount. Losses on sales of receivables primarily from securitization facilities included in other expense, net were $5.7 million and $10.6 million for the three months ended December 31, 2008 and 2007, respectively, and $27.3 million and $36.1 million for the years ended December 31, 2008 and 2007, respectively.
     The Company has an agreement to permit transferring, on an ongoing basis, the majority of its wholesale interest-bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its United States and Canadian retail finance joint ventures. The Company has a 49% ownership interest in these joint ventures. The transfer of the receivables is without recourse to the Company, and the Company continues to service the receivables. As of December 31, 2008, the balance of interest-bearing receivables transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under this agreement was approximately $59.0 million compared to approximately $73.3 million as of December 31, 2007.
5. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months and years ended December 31, 2008 and 2007 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Basic net income per share:
Net income	$102.0	$81.1	$400.0	$246.3

Weighted average number of common shares outstanding	91.7	91.6	91.7	91.5

Basic net income per share	$1.11	$0.89	$4.36	$2.69

Diluted net income per share:
Net income for purposes of computing diluted net income per share	$102.0	$81.1	$400.0	$246.3

Weighted average number of common shares outstanding	91.7	91.6	91.7	91.5
Dilutive stock options, performance share awards and restricted stock awards	1.0	0.3	0.4	0.3
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.5	7.3	5.6	4.8

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	94.2	99.2	97.7	96.6

Diluted net income per share	$1.08	$0.82	$4.09	$2.55

6. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2008 and 2007 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$520.5	$327.4	$1,266.3	$43.0	$2,157.2
Income from operations	18.2	22.3	133.5	2.5	176.5

2007
Net sales	$470.2	$343.4	$1,300.6	$56.9	$2,171.1
(Loss) income from operations	(2.9)	20.4	135.2	7.5	160.2

Years Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2008
Net sales	$1,794.3	$1,496.5	$4,905.4	$228.4	$8,424.6
Income from operations	8.6	134.2	517.1	28.3	688.2

2007
Net sales	$1,488.1	$1,090.6	$4,067.1	$182.3	$6,828.1
(Loss) income from operations	(35.7)	101.3	398.0	19.9	483.5
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Segment income from operations	$176.5	$160.2	$688.2	$483.5
Corporate expenses	(21.7)	(12.5)	(71.9)	(48.1)
Stock compensation expense	(10.7)	(14.8)	(32.0)	(25.0)
Restructuring and other infrequent income (expenses)	0.1	0.1	(0.2)	2.3
Amortization of intangibles	(4.2)	(4.8)	(19.1)	(17.9)

Consolidated income from operations	$140.0	$128.2	$565.0	$394.8

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2008 and 2007:

	Three Months Ended December 31,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$139.9	$102.0	$1.08	$128.1	$81.0	$0.82
Restructuring and other infrequent income(2)	(0.1)	—	—	(0.1)	(0.1)	—

As reported	$140.0	$102.0	$1.08	$128.2	$81.1	$0.82

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent income recorded in the fourth quarter of 2008 related to reversal of excess accrued severance and employee relocation costs associated with the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany. The restructuring and other infrequent income recorded in the fourth quarter of 2007 related to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France.

     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2008 and 2007:

	Years Ended December 31,
	2008			2007
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$565.2	$400.2	$4.09	$392.5	$243.7	$2.52
Restructuring and other infrequent expenses (income)(2)	0.2	0.2	—	(2.3)	(2.6)	(0.03)

As reported	$565.0	$400.0	$4.09	$394.8	$246.3	$2.55

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in 2008 related primarily to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France. The restructuring and other infrequent income recorded in 2007 related to the gain on the sale of buildings, land and improvements associated with the Company’s Randers, Denmark facility. This gain was partially offset by charges primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France as well as the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.